UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 14, 2020

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WAT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On July 15, 2020, Waters Corporation (the “Company”) announced certain preliminary sales results for the fiscal quarter ended June 27, 2020. A copy of the related press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference, to the extent applicable.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2020, the Company announced that Dr. Udit Batra has been hired to serve as its President and Chief Executive Officer (“CEO”) and as a member of its Board of Directors, commencing on September 1, 2020. Previously, Dr. Batra, age 49, served as the Chief Executive Officer of the $7.7 billion Life Sciences business of publicly traded Merck KGaA, Darmstadt, Germany, which operates as MilliporeSigma in the United States and Canada.

In connection with Dr. Batra’s hiring, on July 14, 2020, the Company entered into an offer letter (the “Employment Agreement”) with Dr. Batra. The Employment Agreement provides that, effective September 1, 2020, Dr. Batra will serve as the President and CEO of the Company and will be appointed as a member of its Board of Directors. Pursuant to the terms of the Employment Agreement, Dr. Batra is entitled to receive an annual base salary of $1,000,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Compensation Committee of the Company’s Board of Directors in its discretion. The target amount of the annual bonus is 125% of Dr. Batra’s base salary, and Dr. Batra’s maximum annual bonus opportunity is 250% of his base salary. In addition, Dr. Batra will be entitled to receive, as his 2021 equity award at the time annual equity awards are granted to Company executives generally (which is expected to be in February 2021), an equity incentive award having a value on the date of grant of $5,000,000. The award will be structured in the same form and subject to the same terms and conditions as those provided to other executive officers of the Company.

The Employment Agreement also provides that in connection with the commencement of his employment, Dr. Batra will receive the following:

•	a restricted stock unit award on September 1, 2020, with the number of restricted stock units subject to the award determined by dividing $2,500,000 by the closing price of a share of Company common stock on such date. The restricted stock unit award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan. The award will vest in full upon a termination of employment due to death or Disability (as defined in the Employment Agreement), a termination by the Company without Cause (as defined in the Employment Agreement) or a termination by Dr. Batra for Good Reason (as defined in the Employment Agreement).

•	a non-qualified stock option award on September 1, 2020, having a Black-Scholes value on such date of $2,500,000. The non-qualified stock option award will vest as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan. The award will vest in full upon a termination of employment due to death or Disability, a termination by the Company without Cause or a termination by Dr. Batra for Good Reason.

If Dr. Batra’s employment is terminated by the Company other than for Cause or if he resigns for Good Reason, Dr. Batra will be entitled to receive, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Employment Agreement, continued salary and target annual bonus for a period of twenty-four (24) months. In addition, Dr. Batra will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Dr. Batra and his dependents were participating immediately prior to the termination of his employment for the twenty-four (24) - month period following the date of termination. If Dr. Batra is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance (with any subjective performance measures deemed satisfied). Dr. Batra will be subject to noncompetition and non-solicitation restrictions for a period of one to two years following the termination of his employment depending on the circumstances of his termination. The Agreement includes certain other customary terms, including with respect to protection of confidential information and documents, assignment of intellectual property rights, reimbursement of business expenses, indemnification and insurance coverage, and reimbursement of professional fees.

In connection with the execution of the Employment Agreement, the Company entered into a Change of Control/Severance Agreement dated July 14, 2020 (the “Change of Control Agreement”) with Dr. Batra. The Change of Control Agreement provides that if, within nine months prior to a Change of Control (as defined in the Change of Control Agreement) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, or within eighteen (18) months following a Change of Control, the Company terminates Dr. Batra’s employment for a reason other than Cause (as defined in the Change of Control Agreement), death or Disability (as defined in the Change of Control Agreement), or Dr. Batra resigns for Good Reason (as defined in the Change of Control Agreement), then, subject to the execution of a release of claims, the Company will pay to Dr. Batra a lump sum amount equal to (I) thirty-six (36) times his monthly base salary, plus (II) the amount payable pursuant to (I) multiplied by his target bonus percentage (or, if greater, his accrued bonus percentage for the current year), plus (III) the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Dr. Batra and his dependents were participating immediately prior to the termination of his employment for the thirty-six (36) -month period following the date of the Change of Control. The foregoing amounts payable under the Change of Control Agreement will be reduced by the amount of any severance or similar amounts paid or payable under the Agreement. In addition, the Change of Control Agreement provides for any outstanding equity awards and qualified or non-qualified capital accumulation benefits under certain Company benefit plans that are unvested or unexercisable and held by Dr. Batra on the date of such termination of employment to vest or become exercisable upon such Change of Control.

The foregoing descriptions of the Employment Agreement and the Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the Change of Control Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2020.

Item 7.01	Regulation FD Disclosures

On July 15, 2020, the Company issued a press release announcing the CEO hiring as described above. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Waters Corporation press release, dated July 15, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: July 15, 2020	By:	/s/ SHERRY L. BUCK
	Name:	Sherry L. Buck
	Title:	Senior Vice President and
Chief Financial Officer